Exhibit 99.1

Press Release
Acutus Medical Announces Preliminary Unaudited First Quarter 2023 Results

Carlsbad, Calif. – April 20, 2023 – Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today announced preliminary unaudited results for the first quarter 2023 in addition to the release of the RECOVER AF study data (published online in EP Europace)1.

Preliminary Unaudited First Quarter Results
The Company expects first quarter 2023 revenue in the range of $4.1-$4.2 million compared to $3.7 million in the first quarter of 2022. Year-over-year growth was driven by higher AcQMap™ disposable revenue in markets outside the United States, increased Service and Other Revenue, and sales through the Company’s distribution agreement with Medtronic. As expected, the Company’s results for the first quarter of 2023 were adversely impacted by supply chain shortages that are expected to be resolved in the balance of the year. Excluding the cash proceeds from Sale of Business and ERC Credit, cash burn is expected to decline on a year-over-year basis by approximately 35%, reflecting ongoing cost savings, partially offset by inventory replenishment to support current and future expected demand.
“We are pleased with the overall performance of our business in the first quarter, despite ongoing supply chain challenges and a constrained hospital capex spending environment. While we had a slow start in terms of AcQMap cases, we saw a progressive increase in procedure volume by quarter end,” said David Roman, President & CEO of Acutus. “The recently published RECOVER AF study data demonstrate the profound impact we have on patient care, and we believe AcQMap’s proven capability to personalize ablation therapy and improve outcomes sets the business up for growth in 2023 and beyond.”
The preliminary unaudited revenue results described in this press release are estimates only and are subject to revision until we report our full financial results for the first quarter of 2023 on Thursday, May 11, 2023.
References:
1.Betts et al. Treatment of pathophysiologic propagation outside of the pulmonary veins in retreatment of atrial fibrillation patients: Recover AF study. Europace. 2023. doi:10.1093/europace/euad097
About Acutus Medical, Inc.
Acutus is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.
Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of its products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase the Company’s systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States and globally, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact of the coronavirus (COVID-19) pandemic and Acutus’ response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Press Release

Investor Contact:	Media Contact:
Caroline Corner	Rhiannon Pickus
Westwicke ICR	M: 442-232-6094
D: 415-202-5678	Rhiannon.Pickus@acutus.com
caroline.corner@westwicke.com